Exhibit I

January 14, 2026

Republic of Türkiye

Ministry of Treasury and Finance

General Directorate of Public Finance

Saray Mah. Dr. Adnan Büyükdeniz Cad.

No:8 Kat 5, Ümraniye

İstanbul 34768 Türkiye

Ladies and Gentlemen:

We have acted as special United States counsel for the Republic of Türkiye (the “Republic”) in connection with the issuance and offering for sale (the “Offering”) of U.S.$2,000,000,000 principal amount of the Republic’s 6.300% notes due March 14, 2033 (the “2033 Notes”) and $1,500,000,000 principal amount of the Republic’s 6.875% notes due January 14, 2038 (the “2038 Notes” and, collectively with the 2033 Notes, the “Notes”) in the form of a takedown from the Republic’s Registration Statement No. 333-275976 under Schedule B (the “Registration Statement”). In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated April 19, 2024 (the “Prospectus”), the Prospectus Supplement dated January 7, 2026 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of March 23, 2015, between the Republic and The Bank of New York Mellon, as amended by Amendment No. 1 dated March 15, 2017 (the “Fiscal Agency Agreement”), and the Underwriting Agreement, dated as of January 7, 2026 (the “Underwriting Agreement”), by and among the Republic and Abu Dhabi Commercial Bank PJSC, BNP PARIBAS, Citigroup Global Markets Limited, Goldman Sachs International and Standard Chartered Bank.

It is our opinion that, assuming due authorization, execution and delivery by the Republic, the Notes, when duly authenticated in accordance with the terms of the Fiscal Agency Agreement and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Republic under the laws of the State of New York.

Insofar as the opinion set forth herein relates to matters of the law of the Republic, we have relied upon the opinion of the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, Republic of Türkiye, dated of even date herewith, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019-9710 | www.arnoldporter.com

Republic of Türkiye

January 14, 2026

We consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Türkiye on Form 18-K and to the references to our firm appearing under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Very truly yours,

/s/Arnold & Porter Kaye Scholer LLP